Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

 David J. Wilson Joining Modine Manufacturing Company Board of Directors

Racine, WI – May 12, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that David J. Wilson has joined the Company's Board of Directors effective May 9, 2022. Mr. Wilson currently serves as President and Chief Executive Officer and as a director of Columbus McKinnon Corporation (Nasdaq:CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling. Prior to joining Columbus McKinnon as CEO in June 2020, he served as the president of the Pumps Division of Flowserve Corporation, a leading provider of flow control products and services for the global infrastructure market. Prior to that, he held various leadership roles at SPX Corporation and its spin-off, SPX FLOW, Inc. as well as with Polaroid Corporation where he began his career as an engineer.

“We are thrilled to welcome David to the Modine Board,” said Marsha Williams, Chairperson, Modine Board of Directors. “David’s extensive experience serving as a strategic and transformative leader will be critical as we continue to progress with Modine’s own strategic journey. This includes using 80/20 tools to drive commercial and operational excellence and to make the strategic investments that will lead to sustained, profitable growth and a higher return for our shareholders.”

Mr. Wilson earned his Bachelor of Science in Electrical Engineering at the University of Massachusetts, Lowell. He will serve on the Audit and Corporate Governance and Nominating Committees and will stand for election at Modine’s 2022 annual meeting of shareholders.

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

SOURCE: Modine Manufacturing Company

Investor & Media Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com